Exhibit 99.2

News Release

Media Contact	Investor Relations
Michael Berman	Karen Fugate
Sabre Holdings	Sabre Holdings
682-605-2397	682-605-2343

Sabre Holdings Reports First Quarter, 2003 Financial Results

•                    1Q 2003 Diluted EPS on a GAAP basis of $0.45

•                    1Q 2003 Diluted EPS, excluding special items, of $0.36

•                    1Q 2003 GAAP Revenue of $544 million

•                    Declares Quarterly Dividend of $0.07 per share

SOUTHLAKE, Texas, April 17, 2003 — Sabre Holdings Corporation (NYSE: TSG) today reported financial results for the first quarter, 2003 that were, as expected, primarily impacted by a sharp decline in worldwide travel demand during the quarter.

Sabre Holdings also announced today that its Board of Directors declared a quarterly cash dividend of $0.07 per share based on the company’s financial strength and long-term prospects.  Note:  For more information, see today’s separate press release: “Sabre Holdings Declares Quarterly Dividend.”

The company plans to hold a First Quarter Earnings Conference Call, available via Web cast from www.sabre-holdings.com/investor at 10 a.m. Central Time, on April 17, 2003.

For the first quarter, the company reported diluted earnings per share on a GAAP basis of $0.45, which included a one-time gain in revenue of about $37 million. Excluding special non-cash and one-time charges and gains, the company announced earnings per share for the first quarter of $0.36.

The company also reported first quarter revenue on a GAAP basis of $544 million.  Excluding the one-time gain in revenue, the company reported revenue of $507 million for the quarter.

In addition, the company reported earnings before interest, taxes, depreciation, and amortization (EBITDA) of $134 million, and free cash flow of $72 million.

“During the quarter, demand was hammered by world events,” said William J. Hannigan, chairman and CEO, Sabre Holdings.  “However, we remain confident that the travel industry will recover.  We just aren’t sure when.  In the meantime, we continue to generate healthy free cash flow and execute on our strategy.

 “Our confidence is reflected in the declaration of a quarterly dividend earlier today.  We are pleased to return a portion of profits in the form of a dividend to our shareholders.  At the same time, we maintain the financial flexibility and liquidity to exploit future opportunities, such as stock buybacks or strategic acquisitions.”

SABRE HOLDINGS 1Q 2003 FINANCIAL HIGHLIGHTS

Revenue:  On a GAAP basis, revenue for the first quarter was $544 million, a decrease of 1.0 percent from $549 million in the year-ago quarter.  Excluding a one-time gain in revenue of approximately $37 million, revenue was $507 million, a 7.6 percent decrease compared to $549 million in the year-ago quarter.

Operating income:  First quarter operating income on a GAAP basis was $104 million, down 13.4 percent from the same period last year.  Excluding special items, operating income was $83 million, compared to $141 million in the year-ago quarter.

Net earnings:  On a GAAP basis, first quarter net earnings were $65 million, or $0.45 per share on a diluted basis, compared to $87 million, or $0.64 per share on a diluted basis, in the year-ago quarter.  Net earnings, excluding special items, were $52 million in the first quarter, compared to $84 million in the year-ago quarter.

Special items:  Special items in the first quarter included a one-time gain in revenue of approximately $37 million from a settlement with a travel agency subscriber, in exchange for allowing them to cancel a subscriber agreement.  Special items also included $15 million of stock compensation and amortization of intangible assets, taxes of $8 million and minority interests of $1 million. Further details can be found on the attached financial schedules.

ADDITIONAL FINANCIAL INFORMATION

Cash/Debt:  The company balance sheet as of March 31, 2003 reflects cash and marketable securities of approximately $927 million.  The carrying value of the company’s public debt on the balance sheet as of March 31 was $436 million.

Capital Spending:  Capital spending for the first quarter was $24 million, compared to $12 million in the first quarter of 2002.

Depreciation and Amortization:  For the first quarter, depreciation and amortization expense, including intangible assets associated with acquisitions, was $31 million, an increase of 6.8 percent compared to the same period a year ago.  Depreciation and amortization expense, excluding intangible assets associated with acquisitions, was $19 million.

EBITDA:  The company reported EBITDA of $134 million for the first quarter.  The company calculates EBITDA as income before provision for income taxes of $103 million, plus net interest expense of $1 million, plus depreciation and amortization of $31 million, and less other income of $0.4 million.

Free Cash Flow:  Free cash flow for the first quarter, 2003 was $72 million.  The company calculates free cash flow as the sum of net earnings and depreciation and amortization expense, less other, net, and additions to property and equipment.

SABRE HOLDINGS BUSINESS REVIEW

TRAVELOCITY

First quarter revenue from Travelocity was $80 million, an 8.6 percent increase compared to $74 million in the first quarter of 2002.   Transaction revenue for the quarter was $64 million, up 25.9 percent compared to the year ago quarter. Gross travel bookings in the first quarter were $896 million, compared to $783 million in the year-ago quarter, a 14.4 percent increase.

In other key first quarter metrics, Travelocity’s merchant hotel sales mix increased to 45 percent.  The number of operationalized hotels in its merchant model hotel program rose to nearly 2,500, an increase of approximately 1,000 hotels during the quarter.   Travelocity membership, which remains the highest in the industry, rose by more than one million from the prior quarter, and now totals nearly 39 million members.

Travelocity also continued its aggressive moves in technology and new business opportunities.  Just after the quarter closed, for example, Travelocity announced Travelocity Business, a comprehensive business travel service that can significantly lower travel costs for small and medium-sized companies.  The new service leverages Sabre Holdings’ portfolio of assets.  It integrates GetThere’s industry-leading, policy-based technology with the Travelocity brand, content and customer service, to create a new offering with unique positioning in the market place.

Travelocity also launched its fourth-generation cruise-booking engine equipped with new features; signed a merchant agreement with Six Continent Hotels; and renewed its multi-year alliance with MasterCard International.  In addition, consumers regarded Travelocity as the most popular place to shop for travel online, according to the fifth edition of the PhoCusWright Consumer Travel Trends Survey, which was published in the quarter.

SABRE TRAVEL NETWORK

First quarter revenue from Sabre Travel Network (formerly known as Travel Marketing and Distribution), excluding the one-time gain of approximately $37 million, was $389 million, down 10.4 percent from $434 million in the year-ago quarter.  Global travel bookings were 94 million for the first quarter, down 13.3 percent year-over-year.

During the quarter, Sabre Travel Network entered into a joint marketing agreement with SYNERGI, naming the Sabre GDS as its preferred global distribution system for the consolidation of multi-national accounts.  SYNERGI is a joint venture enterprise of travel management companies located in more than 50 major business centers of the world.  The Sabre GDS was also cited in March as superior to any competitor in finding the lowest fares.  The low fare search comparison study of major GDS companies was conducted by TOPAZ, the leading provider of airfare analysis and benchmarking data.

Earlier this week, United Airlines, the world’s second largest carrier, became the ninth airline to sign on to the Sabre DCA Three-Year program.

GETTHERE

First quarter revenue from GetThere was $12 million, a 4.3 percent increase over the same period a year ago.  GetThere saw strong growth of 55.5 percent in first quarter corporate transactions in a very difficult travel environment.

During the first quarter, GetThere was selected to provide its new GetThere DirectGovernment online travel reservation system to the U.S. Army to create additional cost savings and efficiencies.  The business also introduced WebConnect, a new Web site search tool that fully integrates travel options from the Web with negotiated rates and published rates into the display and booking process.

SABRE AIRLINE SOLUTIONS

First quarter revenue from Sabre Airline Solutions was $55 million, an increase of 6.0 percent, compared to $52 million in the year-ago quarter.  Despite difficult airline market conditions, the revenue growth was primarily driven by new software product sales and consulting.  The airline consulting business grew more than 60 percent year-over-year and added key customers, such as a major management consulting deal with TAM Linhas Aereas S.A.

New airline customer wins in the quarter also included China Eastern Airlines, to implement a world-class Airline Operations Control Center, and Bangkok Airways, for the implementation of Sabre Airline Solution’s suite of advanced passenger reservations and departure control technology.

SABRE HOLDINGS OUTLOOK

Due to current world events and the related impact on travel demand, the ability to accurately forecast is limited.  As a result, Sabre Holdings is providing a scenario to help gauge second quarter and full year financials.

Under the scenario, travel transaction volumes for all businesses would reach their low point in the second quarter and recover to pre-war levels by the end of the fourth quarter.  The greatest decline is expected in global bookings for the Sabre Travel Network business.

For the second quarter of 2003, if total global bookings decline approximately 20 percent that would translate into the following:

—	Second quarter revenue would decline 8 percent to 13 percent, year-over-year
—	Second quarter earnings per share, on a GAAP basis, would be in the range of $0.09 to $0.14
—	Second quarter earnings per share, excluding special items, would be in the range of $0.15 to $0.20

For the full year, if total global bookings were down approximately 12 percent then that would translate into the following:

—	2003 revenue, on a GAAP basis, would be in the range of negative three to positive two percent growth, year-over-year
—	2003 revenue, excluding one-time gains, would be flat to down five percent, year-over-year
—	2003 earnings per share, on a GAAP basis, would be between $0.86 and $0.96
—	2003 earnings per share excluding special items, would be in the range of $0.95 to $1.05
—	2003 free cash flow would be greater than $160 million
—	2003 EBITDA would be greater than $330 million

Under the scenario, business unit revenue growth for 2003 would be as follows:

—	Travelocity: greater than 30 percent revenue growth for 2003
—	GetThere: greater than 20 percent revenue growth for 2003
—	Sabre Airline Solutions: greater than 10 percent revenue growth for 2003
—	Sabre Travel Network: a decline of approximately 10 percent revenue growth for 2003, excluding one-time gains

As visibility improves, the company plans to update its financial forecasts.

About Sabre Holdings Corporation

Sabre Holdings, an S&P 500 company, is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry.   Sabre Holdings supports travelers, travel agents, corporations and travel suppliers through its companies:  Travelocity, Sabre Travel Network, GetThere, and Sabre Airline Solutions. Headquartered in Southlake, Texas, in the Dallas-Fort Worth Metroplex, the company has approximately 6,500 employees in 45 countries.   Full year 2002 revenues totaled $2.06 billion.  Sabre Holdings is traded on the New York Stock Exchange under the symbol TSG.  More information is available at http://www.sabre-holdings.com

Statements in this release which are not purely historical facts, including statements about forecasted revenue or earnings, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Sabre Holdings on the date this release was issued. Sabre Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: the computer reservation system rules proposed by the Department of Transportation; possible merger and acquisition activity by Sabre Holdings;  Sabre Holdings’ revenues being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; structural changes within the travel industry, such as the financial instability or bankruptcy of many of the air carriers; or a decrease in travel related to the war in Iraq, the possibility of further terrorist attacks, hostilities and war, traveler fear of exposure to contagious disease, and delays resulting from added security measures at airports.  Sabre Holdings may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of our most recent filing on Form 10-K/A with the Securities and Exchange Commission.

Sabre Holdings Corporation

Condensed Consolidated Statements of Income—Unadjusted

(In millions except per share amounts)

	Three months ended March 31,
	2003	2001	Percent

Revenues
Sabre Travel Network	425.3	434.1	(2.0)%
Travelocity	80.0	73.7	8.6%
GetThere	12.3	11.8	4.3%
Sabre Airline Solutions	55.5	52.3	6.0%
Elimination of intersegment revenues	(29.3)	(22.5)	30.0%
Total revenues	543.8	549.4	(1.0)%

Operating expenses	$439.9	$429.4	2.5%

Operating income	103.9	120.0	(13.4)%

Other income (expense)
Interest income (expense) net	(1.1)	1.3	180.9%
Other, net	0.4	19.9	97.8%

Minority interest	(0.6)	0.8	(174.0)%

Income before provision for income taxes	102.6	142.0	(27.7)%

Provision for income taxes	37.8	54.7	(30.9)%

Net earnings	$64.9	$87.4	(25.8)%

Operating Margin	19.1%	21.8%

Earnings per share—basic	$0.46	$0.66

Earnings per share—diluted	$0.45	$0.64

Weighted average shares—basic	142.4	133.3
Weighted average shares—diluted	142.6	136.5

Sabre Holdings Corporation

Condensed Consolidated Statements of Income—Adjusted

(In millions except per share amounts)

	Three months ended March 31,
	2003	2002	Percent

Revenues
Sabre Travel Network	$388.8	$434.1	(10.4)%
Travelocity	80.0	73.7	8.6%
GetThere	12.3	11.8	4.3%
Sabre Airline Solutions	55.5	52.3	6.0%
Elimination of intersegment revenues	(29.3)	(22.5)	30.0%
Total revenues	507.4	549.4	(7.6)%

Operating expenses	424.7	408.9	3.9%

Operating income	82.6	140.5	(41.2)%

Other income (expense)
Interest income (expense) net	(1.1)	1.3	180.9%
Other, net	0.7	(2.9)	(123.0)%

Minority interest	(1.4)	(3.5)	(59.3)%

Income before provision for income taxes	80.8	135.4	(40.3)%

Provision for income taxes	29.3	51.4	(43.1)%

Net earnings	$51.5	$84.0	(38.7)%

Operating margin—from continuing operations	16.3%	25.6%

Earnings per share—basic	$0.36	$0.63

Earnings per share—diluted	$0.36	$0.62

Weighted average shares—basic	142.4	133.3
Weighted average shares—diluted	142.6	136.5

Sabre Holdings Corporation

Reconciliation of Unadjusted Results to Adjusted Net Earnings

Three Months ended March 31, 2003 and 2002

(Unaudited, in millions, except percents)

	Three months ended March 31,
	2003	2002	Change*

Unadjusted operating income	$103.9	$120.0	-13.4%
Adjustments for special items:
Travelocity intangible amort., stock comp, Hotels.com Warrants	$5.1	$1.0	438.8%
Gradient, DCS and Sabre Pacific intangibles amortization and deferred compensation	$3.1	$6.1	-49.1%
Travelocity Tender Offer Expenses	$0.0	$6.8	-100.0%
Get There intangibles amort., stock comp, severance.	$7.0	$6.7	4.4%
Subscriber settlement agreement	$(36.5)	$0.0	**
Adjusted operating income	$82.6	$140.5	-41.2%

Unadjusted other income and minority interest	$(1.3)	$22.1	-105.7%
Adjustments for special items:
Eliminate FAS 133 gain on Hotels.com warrants and France Telecom gains	$0.2	$(4.5)	-105.1%
Impact of special items on minority interests	$(0.8)	$(4.4)	-81.5%
Gain on sale of corporate office facility	$0.0	$(18.3)	**

Adjusted income before provision for income taxes	$80.8	$135.4	-40.3%

Unadjusted provision for income taxes	$37.8	$54.7	-30.9%
Adjustments to taxes for special items	$(8.5)	$(3.3)	160.4%
Adjusted provision for income taxes	$29.3	$51.4	-43.1%

Adjusted net earnings	$51.5	$84.0	-38.7%

*     Percents shown reflect changes in unrounded figures and may not agree to the percent changes in figures after rounding.

**   Greater than 100 percent.

Booking Summary

(millions)

	1Q03	1Q02	% Change

Total Bookings	93.9	108.3	—13.3%

Geographic
US	50.8	60.9	(16.6)%
International	43.1	47.4	(9.2)%
	93.9	108.3	(13.3)%

Channel
Traditional Agency	82.6	97.6	(15.4)%
Consumer on-line	8.7	9.0	(3.4)%
Corporate on-line (GetThere)	2.6	1.7	49.3%
	93.9	108.3	(13.3)%

Air/Non-Air
Air	83.4	97.7	(14.6)%
Non-Air	10.4	10.7	(2.1)%
	93.9	108.3	(13.3)%

Direct/Non-Direct
Direct	81.2	94.5	(14.0)%
Non-Direct	12.7	13.9	(8.6)%
	93.9	108.3	(13.3)%